UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES EXCHANGE ACT OF 1933

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	94-3134940 (IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address, Including Zip Code, of Principal Executive Offices)

Howard W. Robin

Chief Executive Officer, President and Director

Nektar Therapeutics

455 Mission Bay Boulevard South

San Francisco, California 94158

(415) 482-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sam Zucker, Esq.
Sidley Austin LLP

1001 Page Mill Road

Building 1

Palo Alto, CA 94304

(650) 565-7000

NEKTAR THERAPEUTICS EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)

Common Stock $.0001 par value	1,000,000	$10.70	$10,700,000	$1,379

(1) This Registration Statement covers 1,000,000 shares of common stock of Nektar Therapeutics (the “Company”), no par value (the “Common Stock”), issuable pursuant to the Nektar Therapeutics Employee Stock Purchase Plan (the “Plan”).

(2) This Registration Statement covers such additional and indeterminate number of shares of Common Stock as may become issuable by reason of stock dividends, stock splits or similar transactions.

(3) Pursuant to Securities Act of 1933 (the “Securities Act”) Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on July 31, 2014 as quoted on the Nasdaq Global Market.

STATEMENT UNDER GENERAL INSTRUCTION E –

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement registers additional shares of the Registrant’s Common Stock to be issued pursuant to the Plan. Accordingly, the contents of the Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission on June 1, 1994 (File No. 33-79630), August 19, 2002 (File No. 333-98321) and November 4, 2010 (File No. 333-170371) (together, the “Previous Registration Statements”), including periodic reports that the Registrant filed after the Previous Registration Statements to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the United States Securities and Exchange Commission (“SEC”) by the Company are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014;
(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, filed with the SEC on May 8, 2014 and June 30, 2014, filed with the SEC on August 1, 2014;
(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on March 17, 2014, April 15, 2014, June 18, 2014 and June 27, 2014; and
(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 2, 1994, and any other amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities being registered hereby will be passed upon by Sidley Austin LLP.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

We provide liability insurance for our directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Under our amended and restated bylaws, we shall indemnify our directors and executive officers to the full extent not prohibited by the DGCL; provided, however, that we are not required to indemnify any director or executive officer in connection with any proceeding or part thereof initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our board of directors, (iii) such indemnification is provided by us in our sole discretion, pursuant to the powers vested in us under the DGCL, or (iv) such indemnification is required under our bylaws.

Our certificate of incorporation, as amended, provides that a director shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of us and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 8. Exhibits

Exhibit Number	Exhibits Description

4.1	Certificate of Incorporation of Inhale Therapeutic Systems (Delaware), Inc. (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)

4.2	Certificate of Amendment of the Amended Certificate of Incorporation of Inhale Therapeutic Systems, Inc. (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)

4.3	Certificate of Ownership and Merger of Nektar Therapeutics (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on January 23, 2003)

4.4	Certificate of Ownership and Merger of Nektar Therapeutics AL, Corporation with and into Nektar Therapeutics (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Annual Report on Form 10-K, filed on March 3, 2010)

4.5	Amended and Restated Bylaws of Nektar Therapeutics (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on April 15, 2014)

4.6	Nektar Therapeutics Employee Stock Purchase Plan, as amended and restated (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on June 27, 2014)

5.1	Legal Opinion of Sidley Austin LLP

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained in signature page to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this July 31, 2014.

Nektar Therapeutics

By:	/s/ Howard W. Robin

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Howard W. Robin and John Nicholson, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ HOWARD W. ROBIN Howard W. Robin	Chief Executive Officer, President and Director (Principal Executive Officer)	July 31, 2014

/S/ JOHN NICHOLSON John Nicholson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 31, 2014

/S/ JILLIAN B. THOMSEN Jillian B. Thomsen	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	July 31, 2014

/S/ ROBERT B. CHESS Robert B. Chess	Director, Chairman of the Board of Directors	July 31, 2014

/S/ R. SCOTT GREER R. Scott Greer	Director	July 31, 2014

/S/ JOSEPH J. KRIVULKA Joseph J. Krivulka	Director	July 31, 2014

/S/ CHRISTOPHER A. KUEBLER Christopher A. Kuebler	Director	July 31, 2014

/S/ LUTZ LINGNAU Lutz Lingnau	Director	July 31, 2014

/S/ SUSAN WANG Susan Wang	Director	July 31, 2014

/S/ ROY A. WHITFIELD Roy A. Whitfield	Director	July 31, 2014

/S/ DENNIS L. WINGER Dennis L. Winger	Director	July 31, 2014

Exhibit Number	Exhibits Description

4.1	Certificate of Incorporation of Inhale Therapeutic Systems (Delaware), Inc. (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)

4.2	Certificate of Amendment of the Amended Certificate of Incorporation of Inhale Therapeutic Systems, Inc. (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)

4.3	Certificate of Ownership and Merger of Nektar Therapeutics (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on January 23, 2003)

4.4	Certificate of Ownership and Merger of Nektar Therapeutics AL, Corporation with and into Nektar Therapeutics (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Annual Report on Form 10-K, filed on March 3, 2010)

4.5	Amended and Restated Bylaws of Nektar Therapeutics (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on April 15, 2014)

4.6	Nektar Therapeutics Employee Stock Purchase Plan, as amended and restated (Incorporated by reference to the indicated exhibit in Nektar Therapeutics’ Current Report on Form 8-K, filed on June 27, 2014)

5.1	Legal Opinion of Sidley Austin LLP

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained in signature page to this Registration Statement)